Exhibit 99.1




[THE HARTFORD
STAG LOGO]
                                                          News Release

                                   Hartford Plaza, Hartford, CT 06115


Date:        February 10, 1997
For Release: Upon Receipt
Contact:     Connie Gurney                     Media Relations
             Office: 860/547-6237              Office: 860/547-5200
             Home:   860/521-3192


                THE HARTFORD ANNOUNCES LIFE COMPANY IPO


HARTFORD, Conn.-- The Hartford (NYSE:HIG), a leading insurance and financial services company, announced that its wholly-owned subsidiary, Hartford Life Inc., today filed a registration statement with the Securities and Exchange Commission for an initial public offering (IPO) of up to 20 percent of Hartford Life's common stock.

          When the offering is completed, The Hartford will own at least 80 percent of Hartford Life, the holding company for The Hartford's life operations. Hartford Life is a leading provider of investment products, such as annuities, mutual funds and pension products for savings and retirement, individual and group life insurance for income protection and estate planning purposes, and life and group disability benefit plans.

          "The offering will enhance the group's shareholder value by recognizing the market value of our life operations and strengthening The Hartford's financial position," said Ramani Ayer, The Hartford's chairman and CEO. "This strengthened financial position will provide The Hartford with improved flexibility to fund future growth."

          Hartford Life will continue to be one of The Hartford's five key businesses.


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          Goldman, Sachs & Co. will lead the underwriting group, which will also include Dean Witter Reynolds, Inc., Merrill Lynch & Co., Morgan Stanley & Co., Inc., and Smith Barney Inc. The transaction is expected to close during the second quarter, subject to market conditions.

          Hartford Life, with assets of $80 billion as of year-end 1996, is the nation's eighth largest life insurance group. It is a leading provider of individual annuities, and among the largest writers of group disability products.

          The Hartford (NYSE: HIG) is one of the nation's oldest and largest international insurance and financial services operations, with 1996 revenues of $12.5 billion. As of December 31, 1996, The Hartford had assets of $108.8 billion and shareholder equity of $4.5 billion. It is a leading provider of commercial property and casualty insurance, automobile and homeowners coverages, and a variety of life insurance, annuities, employee benefits and asset management plans.

          Copies of the preliminary prospectus, when available, may be obtained from the Prospectus Department of Goldman Sachs or any members of the underwriting group.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor any offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The Hartford's Internet address is http://www.thehartford.com.